Shareholder Meetings Results:
The Fund held its annual meeting of shareholders on June 9, 2008. Shareholders voted to elect as new Directors of the Fund: Hans W. Kertess, (Chairman of the Board of Directors), Paul Belica, Robert E. Connor, John J. Dalessandro
II, John C. Maney, William B. Ogden, IV and R. Peter Sullivan III as indicated below:

						     Withheld
				    Affirmative      Authority	      Against
Class I Directors:
Election of John J. Dalessandro II
to serve until 2010* 		     27,652,391       397,901		 0
Election of William B. Ogden, IV
to serve until 2010 	             27,680,634	      369,658		 0
Class II Directors:
Election of Hans W. Kertess
to serve until 2011		     27,672,083	      378,209		 0
Election of John C. Maney
to serve until 2011	             27,673,981       376,311		 0
Election of R. Peter Sullivan III
to serve until 2011                  27,676,944       373,348		 0
Class III Directors:
Election of Paul Belica
to serve until 2009 	 	     27,634,872       415,420		 0
Election of Robert E. Connor
to serve until 2009	       	     27,654,278	      396,014		 0

In June 2008, the Funds Board of Directors appointed Diana L. Taylor as Class I Director.

* Mr. Dalessandro II served as a Class I Director of the Fund until his death on September 14, 2008.

The Fund held a special meeting of shareholders on August 27, 2008. Shareholders voted to approve the following proposals:

				For	        Against	       Abstain
Proposal One:
To approve a new Investment
Management Agreement between
the Fund and Allianz Global
Investors Fund Management
(AGIFM) LLC	 		17,784,065	 875,233	705,768

Proposal Two:
To approve a new Portfolio
Management Agreement relating
to the Fund between AGIFM and
Pacific Investment Management
Company LLC 			17,791,194 	 877,707 	696,162